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             SECURITIES AND EXCHANGE COMMISSION

                   Washington, D.C.  20549


                      ________________


                          FORM 8-K


                       CURRENT REPORT


               Pursuant to Section 13 or 15(d)
           of the Securities Exchange Act of 1934





Date of Report (Date of earliest event reported)April 25, 2000


         DEAN WITTER REALTY INCOME PARTNERSHIP IV, L.P.
     (Exact name of registrant as specified in its charter)


           Delaware                    0-18147           13-
3378315
(State or other jurisdiction       Commission (I.R.S. Employer
     of  incorporation)       File Number)    Identification
No.)


  Two World Trade Center, New York, New York             10048
   (Address of principal executive offices)     (Zip Code)


Registrant's telephone number, including area code(212) 392-1054


         (Former name or former address, if changed since last report)

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Item 5.  Other Events

Taxter Park Associates ("TPA") has entered into an agreement with an unaffiliated third party to sell Taxter Corporate Park, for $43 million. Consummation of the sale is subject to customary closing costs and conditions, including final due diligence by the buyer.

The Partnership owns a 40.6% general partnership interest in TPA. If the sale is consummated in accordance with the agreement and without modification of the sale price, the Partnership's share of the net proceeds of the sale would be approximately $13.4 million after satisfaction of the
Partnership's obligations arising in connection with the 1999 purchase from KLM Royal Dutch Airlines of its space at the property. Accordingly, if the sale is consummated in accordance with the agreement and without modification of the sale price, the Partnership would expect to distribute net sales proceeds of approximately $43 per investment Unit to Limited Partners, of which approximately $1 per investment Unit is expected to be distributed approximately six months after closing of the sale.

There can be no assurance that the sale contemplated by the agreement will be consummated and that, if the sale is consummated, the final sale price would not be less than $43 million.

The sale of property would cause the dissolution of the Partnership; however, the timing of the final liquidation of the Partnership is uncertain at this time.





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                         SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                            DEAN WITTER REALTY INCOME
PARTNERSHIP                       IV, L.P.

                         By:    Dean Witter Realty Income
Properties                        IV, Inc.
                            Managing General Partner



Date:                    April 25, 2000 By:  /s/   Charles
M. Charrow
                            Charles M. Charrow
                            Controller